Edward Lau & Co.
16A EIB Centre
40 Bonham Strand
Hong Kong

                                                                 February 19, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

      We are the former independent auditors for Sino Shipping Holdings Inc. (the “Company”). We have read the Company’s disclosure in Item 4.01(a) of the Company’s Current Report on Form 8-K dated February 12, 2009, and we are in agreement with the disclosure in Item 4.01(a) insofar as it pertains to our firm.

Yours very truly,